Exhibit 10.12

DESCRIPTION OF COMPENSATION ARRANGEMENT FOR NON-EMPLOYEE DIRECTORS

Non-employee directors of Quest Software, Inc. receive an annual retainer of $30,000 for serving on the board of directors, and are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. In addition, (a) the chairman of our Audit Committee receives an additional $20,000 annual fee and each other member of the Audit Committee receives an additional $10,000 annual fee; (b) the chairman of our Compensation Committee receives an additional $10,000 annual fee, and each other member of the Compensation Committee receives an additional $5,000 annual fee; and (c) the chairman of our Nominating and Corporate Governance Committee receives an additional $7,500 annual fee and each other member of the Nominating and Corporate Governance Committee receives an additional $5,000 annual fee.

Non-employee directors are permitted to elect to receive the annual board and committee fees described above in the form of stock options, in lieu of cash, pursuant to the director fee option grant program in our 1999 Stock Incentive Plan. Non-employee board members who have served on the board since the date of the prior year’s annual meeting of shareholders, also receive option grants pursuant to the provisions of the automatic option grant program under our 1999 Stock Incentive Plan.